EXHIBIT 21

PHOTOWORKS, INC.

LIST OF SUBSIDIARIES

(as of September 24, 2005)

Seattle FilmWorks Manufacturing Company, a Washington corporation

OptiColor, Inc., a Washington corporation

PhotoWorks Digital Imaging, Inc, a Washington corporation